Exhibit 10.1

UNITED STATIONERS INC.
2004 LONG-TERM INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION GRANT

[For Non-Employee Directors]

«FirstName»«LastName»

«Street»

«BoxApart»

«City», «State» «Zip»

Dear «FirstName»:

Effective as of                 , 2004 (the “Grant Date”), you have been granted the stock option (the “Option”) described in this letter (the “Letter”).  The Option is granted by United Stationers Inc. (the “Company”) pursuant to the Company’s 2004 Long-Term Incentive Plan (the “Plan”).  Unless otherwise specified, capitalized terms in this Letter have the respective meanings specified in the Plan.

(1)                            Grant.  Subject to the terms of the Plan and this Letter, the Option permits you to purchase from the Company «Grant» shares of Stock of the Company (the “Covered Shares”) at $                   per share.  The number of shares and the price per share are subject to adjustment as provided in the Plan.  It is intended that the Option shall not be treated as an incentive stock option (as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended).

(2)                            Vesting.  Subject to the limitations of this Letter, each installment (the “Installment”) of Covered Shares of the Option shall be vested and exercisable on and after the vesting date (the “Vesting Date”) for such Installment as described in the following schedule (but only if your Date of Termination has not occurred before the Vesting Date):

INSTALLMENT	VESTING DATE
One-third of the Covered Shares	One-year anniversary of Grant Date
One-third of the Covered Shares	Two-year anniversary of Grant Date
One-third of the Covered Shares	Three-year anniversary of Grant Date

The Option may not be exercised for fractional shares of Stock.  If the number of shares of Stock constituting an “Installment” in accordance with the foregoing schedule (without regard to this sentence) is not a whole number of shares, the Installment shall be rounded down to the next lowest whole share, and the number of shares of Stock subject to the next Installment shall equal the sum of the number of shares determined in accordance with the foregoing schedule plus the fractional share carried over from the prior Installment.  If this sum is not a whole number of shares of Stock, the Installment shall be rounded down to the next lowest whole share, and any fractional share shall be carried over to the next Installment as described in the preceding sentence.  In the event of a Change of Control or an Anticipated Change of Control, the Option shall become vested and exercisable prior to the dates specified in the foregoing provisions of this Paragraph 2 to the extent expressly provided in the Plan.  Subject to the preceding sentence, the Option may be exercised on or after your Date of Termination only as to that portion of the Covered Shares for which it was exercisable immediately prior to your Date of Termination, or became exercisable upon your Date of Termination.

(3)                            Expiration of Option.  The Option shall not be exercisable after 5:00 p.m. Central Time on the last business day that occurs on or prior to the Expiration Date.  The “Expiration Date” shall be the earliest to occur of:

(a)                                  the ten-year anniversary of the Grant Date;

(b)                                 if your Date of Termination occurs by reason of death, Retirement, or Permanent and Total Disability, the one-year anniversary of such Date of Termination; or

(c)                                  if your Date of Termination occurs for reasons other than death, Retirement, or Permanent and Total Disability, the 90-day anniversary of such Date of Termination.

(4)                            Payment.  Unless the Committee otherwise provides, the Option may be exercised by giving written notice to the Treasurer of the Company, stating the number of shares of Stock with respect to which the Option is being exercised and tendering payment therefor.  The payment of the Exercise Price of the Option granted under this Paragraph 4 shall be subject to the following:

(a)                                  Subject to the following provisions of this Paragraph 4, the full Exercise Price for shares purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee, and described in Subparagraph 4(c), payment may be made as soon as practicable after the exercise).

(b)                                 The Exercise Price shall be payable in cash, or by tendering, by either actual delivery of shares or by attestation, shares of Stock acceptable to the Committee, and valued as of the day of exercise, or in any combination thereof, all as determined by the Committee.  The Committee may limit payments made with shares of Stock pursuant to this Subparagraph 4(b) to shares held by you for not less than six months prior to the payment date.

(c)                                  Subject to applicable law, the Committee may permit you to elect to pay the Exercise Price upon the exercise of the Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

(d)                                 The Committee, in its sole discretion, may permit you to elect to pay the Exercise Price by any other method.

(e)                                  If any taxes are required to be collected with respect to the issue or transfer of shares of Stock upon the exercise of the Option, it shall be a condition to the performance of the Company’s obligation to issue or transfer such shares of Stock  that you pay, or make provision satisfactory to the Company for the payment of, such taxes.  At your election, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied: (i) through cash payment by you; (ii) through the surrender of shares of Stock which you already own (provided, however, that to the extent shares described in this clause (ii) are used to satisfy more than the minimum statutory withholding obligation, as described below, then, except as otherwise provided by the Committee, payments made with shares in accordance with this clause (ii) shall be limited to shares of Stock held by you for not less than six months prior to the payment date); or (iii) through the surrender of shares of Stock to which you are otherwise entitled under the Plan; provided, however, that such shares under this clause (iii) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal, state and local tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

(5)                            Transferability.  Except as otherwise provided by the Committee or in this Paragraph 5, the Option is not transferable other than as designated by you by will or by the laws of descent and distribution and, during your life, may be exercised only by you.  The Committee, in its discretion, may permit you to transfer the Option for no consideration to or for the benefit of your Immediate Family (including, without limitation, to a trust for the benefit of your Immediate Family or to a partnership or limited liability company for one or more members of your Immediate Family), subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer.  In the discretion of the Committee, the foregoing right to transfer the Option may apply to the right to consent to amendments to this Letter and may also apply to the right to transfer ancillary rights associated with the Option.  The term “Immediate Family” means your spouse, parents, children, stepchildren, sisters, brothers and grandchildren, by birth or through legal adoption (and, for this purpose, shall also include you).

(6)                            Certificates.

(a)                                  Certificates representing shares of Stock issuable upon exercise of the Option may be legended in such fashion as the Company may require and shall be subject to such restrictions on disposition as may be required to comply with federal and state securities laws.

(b)                                 To the extent that the Plan provides for the issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

(7)                            Miscellaneous.

(a)                                  You covenant and agree with the Company that if, at the time of exercise of the Option, there does not exist a Registration Statement on an appropriate form under the Securities Act of 1933, as amended (the “Act”), which Registration Statement shall have become effective and shall include a prospectus that is current with respect to the shares of Stock subject to the Option, then you shall execute and deliver a certificate to the Company indicating (i) that you are purchasing the Stock under such Option for your own account and not with a view to the resale or distribution thereof, (ii) that any subsequent offer for sale or sale of any shares of Stock shall be made either pursuant to (x) a Registration Statement on an appropriate form under the Act, which Registration Statement shall have become effective and shall be current with respect to the shares of Stock being offered or sold, or (y) a specific exemption from the registration requirements of the Act and any rules and regulations thereunder and any applicable state securities laws and regulations, but in claiming such exemption, you shall, prior to any offer for sale or sale of such shares of Stock, obtain a favorable written opinion from counsel for or approved by the Company as to the applicability of such exemption, and (iii) that you agree that the certificate or certificates evidencing such shares of Stock shall bear a legend to the effect of the foregoing.

(b)                                 Notwithstanding anything in this Letter to the contrary, the terms of this Letter shall be subject to the terms of the Plan, a copy of which may be obtained by you from the office of the Secretary of the Company; and this Letter is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

(c)                                  You shall not, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary.  You shall have only a contractual right to the shares of Stock, unsecured by any assets of the Company or any Subsidiary, and without a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.  Nothing herein confers upon you any right to continue to serve as a Director of the Company or any Subsidiary.  Except as otherwise expressly provided in this Letter or the Plan, you shall not have any of the rights of a stockholder of the Company with respect to the shares of Stock subject to the Option prior to the date on which you fulfill all conditions for receipt of such rights or any rights to receive any additional Options or Awards under the Plan or any other plan or arrangement of the Company or any Subsidiary.

(d)                                 You assume all risks incident to any change hereafter in applicable laws or regulations or incident to any changes in the market value of the stock after the exercise of the Option in whole or in part.

(e)                                  You acknowledge that certain taxes may be required to be withheld at the time you exercise the Option.  The Company makes no representation as to the federal or state tax treatment of the Option granted under this Letter.  You should consult your personal tax advisor as to the reporting of any taxable income and the payment of any tax under federal or state law as a result of your exercise of any portion of the Option granted under this Letter.

(f)                                    The Company shall have no obligation to deliver any shares of Stock under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.  The Company shall use commercially reasonable efforts to comply with any applicable federal or state law (which shall expressly not include registration of such share(s) under the Act and any applicable state laws) in order to issue such share(s) as soon as practicable after exercise.

(g)                                 The terms of the Option are subject to modification to the extent permitted by the Plan.

(h)                                 This Letter and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law of Delaware or any other jurisdiction.

(8)                            Permanent and Total Disability.  For purposes of this Letter, the term “Permanent and Total Disability” means your inability, due to illness, accident, injury, physical or mental incapacity or other disability, effectively to carry out your duties and obligations as a Director of the Company or to participate effectively and actively as a Director of the Company for 90 consecutive days or shorter periods aggregating at least 180 days (whether or not consecutive) during any twelve-month period.

(9)                            Retirement.  For purposes of this Letter, your Date of Termination shall be considered to have occurred by reason of “Retirement” to the extent provided by the Committee.

Very truly yours,

UNITED STATIONERS INC.

By:
/s/ Frederick B. Hegi, Jr.
Frederick B. Hegi, Jr.
Chairman of the Board